                                                               Exhibit 99.1



                        Financial Statements and
                        Supplemental Schedules

                        KEYCORP 401(K) SAVINGS PLAN


                        Periods Ended December 31, 1995 and December 31, 1994

                     REPORT OF INDEPENDENT AUDITORS

Compensation and Organization Committee
KeyCorp

We have audited the accompanying statements of net assets available for benefits of the KeyCorp 401(k) Savings Plan as of December 31, 1995 and December 30, 1994, and the related statements of changes in net assets available for benefits for the periods then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the KeyCorp 401(k) Savings Plan at December 31, 1995 and December 30, 1994, and the changes in its net assets available for benefits for the periods then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1995, and reportable transactions for the period then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                                         /s/ Ernst & Young LLP

Cleveland, Ohio
June 21, 1996

                      KeyCorp 401(k) Savings Plan

              Statement of Net Assets Available For Benefits

                           December 31, 1995


                            Corporation    Equity        Loan        Balanced
                            Stock Fund      Fund         Fund          Fund
                            ---------------------------------------------------
ASSETS
Investments, at fair value:
 KeyCorp common stock
  (cost $323,682,686)       $578,437,952
 Common stock-other
  (cost $51,765)                           $    761,859
 Insurance company contract
 Interest in collective trusts
  and mutual funds
  (costs $319,937,715)         4,145,132    160,954,350              $27,192,066
 Loans to participants                                   $32,834,046
                            ----------------------------------------------------
Total investments            582,583,084    161,716,209   32,834,046  27,192,066

Cash                              13,120                      13,764
Contributions receivable-
 Employer                                           750                      375
Contributions receivable-
 Participants                                     1,473                      750
Income receivable                 75,978         11,665
Other receivable                 250,845
                            ----------------------------------------------------
Total assets                 582,923,027    161,730,097   32,814,810  27,193,191

LIABILITIES
ESOP indebtedness             51,408,924
Other liabilities              1,595,175      1,200,602                  433,206
                            ----------------------------------------------------
NET ASSETS AVAILABLE FOR
 BENEFITS                   $529,918,928   $160,529,495  $32,847,810 $26,759,985
                            ====================================================


See notes to financial statements.


                                                  Money Market
                                   Bond Fund         Fund          Total
                                   --------------------------------------------
ASSETS
Investments, at Fair Value:
 KeyCorp common stock
 (cost $323,682,686)                                               $578,437,952
 Common stock-other (cost $51,765)                                      761,859
Insurance company contract         $ 1,000,000                        1,000,000
Interest in collective trusts and
 mutual funds (cost $319,937,715)   78,586,086    $78,824,154       349,701,788

Loans to participants                  110,207                       32,944,253
                                   ---------------------------------------------
Total investments                   79,696,293     78,824,154       962,845,852

Cash                                                                     26,884
Contributions receivable-
 Employer                                  750                            1,875
Contributions receivable-
 Participants                                                             2,223
Income receivable                       72,756        362,828           523,227
Other receivable                                        1,381           252,226
                                   --------------------------------------------
Total assets                        79,769,799     79,188,363       963,652,287

LIABILITIES
ESOP indebtedness                                                    51,408,924
Other liabilities                      404,571                        3,633,554
                                   --------------------------------------------
NET ASSETS AVAILABLE FOR BENEFITS  $79,365,228     79,188,363      $908,609,809
                                   ============================================

See notes to financial statements.

                                         2

                           KeyCorp 401(k) Savings Plan

                    Statement of Net Assets Available for Benefits

                                 Decemebr 30, 1994

                              Corpoaration  Equity       Loan         Balanced
                               Stock Fund    Fund        Fund           Fund
                              --------------------------------------------------
ASSETS
Investments, at fair value:
 KeyCorp common stock
 (cost $245,392,443)          $319,904,850
 Insurance company contract
 Interest in collective trusts
  and mutual funds
  (cost $114,699,604)              402,034  $44,286,169  $19,162,570  $4,840,744
 Loans to participants                                    14,250,437
                              --------------------------------------------------
Total investments              320,306,884   44,286,169   33,413,007   4,840,744

Contibutions receivable-
 Employer                        2,205,492
Contributions receivable-
 Participants                      361,707         (130)
Income receivable                   14,161       15,166        1,786     (2,110)
                              --------------------------------------------------
Total assets                   322,888,244   44,301,205   33,414,793   4,838,634

LIABILITIES
ESOP indebtedness               63,909,021
Other liabilities                  570,837                                66,572
                              --------------------------------------------------
NET ASSETS AVAILABLE FOR
 BENEFITS                     $258,408,386  $44,301,205  $33,414,793  $4,772,062
                              ==================================================


                                Special Fixed        Money Market
                                 Income Fund             Fund       Total
                                ------------------------------------------------
ASSETS
Investments, at fair value:
 KeyCorp common stock
  (cost $245,392,443)                                               $319,904,850
 Insurance company contract     $ 1,000,000                            1,000,000
 Interest in collective trusts
  and mutual funds
  (cost $114,699,604)            23,413,292          $10,256,070     102,360,879
 Loans to participants                                                14,250,437
                                ------------------------------------------------
Total investments                24,413,292           10,256,070     437,516,166

Contributions receivable-
 Employer                                                              2,205,492
Contributions receivable-
 Participants                            41                              361,618
Income receivable                    67,496               50,551         147,050
                                ------------------------------------------------
Total assets                     24,480,829           10,306,621     440,230,326

LIABILITIES
ESOP indebtedness                                                     63,909,021
Other liabilities                                                        637,409
                                ------------------------------------------------
NET ASSETS AVAILABLE FOR
 BENEFITS                       $24,480,829          $10,306,621    $375,683,896
                                ================================================

See notes to financial statements.

                                   3

                        KeyCorp 401(k) Savings Plan

          Statement of Changes in Net Assets Available for Benefits

         For the Period From December 30, 1994 to December 31, 1995

                         Corporation    Equity       Loan         Balanced
                         Stock Fund      Fund        Fund           Fund
                         -----------------------------------------------------
INCREASES
Contributions:
 Employer                $ 20,918,020 $  5,779,273                $  1,817,134
 Participants              17,922,275   15,312,795                   5,233,655
                         -----------------------------------------------------
                           38,840,295   21,092,068                   7,050,789

Interest on partic-
 ipant loans                                          $  2,270,419
Common stock dividends     22,291,248       41,170
Net investment gain
 from collective trusts
 and mutual funds             662,970    3,822,406                     742,413
Net realized gain and
 unrealized appreciation,
 KeyCorp common stock     178,546,499
Net realized gain and
 unrealized appreciation,
 collective trusts and
 mutual funds                           33,066,058                   2,256,670
                         -----------------------------------------------------
Total increases           240,341,012   58,021,702      2,270,419   10,049,872

DECREASES
Participant withdrawls     33,082,964   11,988,933                   1,444,766
Interest expense            5,359,774
Administrative and other
 expenses                     701,691       38,896        492,350        2,842
                         -----------------------------------------------------
Total decreases            39,144,429   12,027,829        492,350    1,447,608
                         -----------------------------------------------------
Changes in net assets     201,196,583   45,993,873      1,778,069    8,602,264

Plan merger-KeyCorp        74,761,328   66,941,548     14,685,018
Plan merger-State Homes                  1,153,929         38,136      504,685
Plan merger-First Citizens                                           1,938,584
Fund merger                                           (19,164,357)

Interfund transfer in
 (out)                     (4,447,369)   2,138,940      2,096,151   10,942,390
Net assets at beginning
 of period                258,408,386   44,301,205     33,414,793    4,772,062
                         -----------------------------------------------------

NET ASSETS AT END OF
 PERIOD                  $529,918,928 $160,529,495   $ 32,847,810  $26,759,985
                         =====================================================


                                      Special Fixed  Money Market
                         Bond Fund    Income Fund       Fund       Total
                         ------------------------------------------------------
INCREASES
Contributions:
 Employer                $  2,104,707                $ 2,453,741   $ 33,072,875
 Participants               5,455,258                  6,782,298     50,706,281
                         ------------------------------------------------------
                            7,559,965                  9,236,039     83,779,156
Interest on partic-
 ipant loans                                                          2,270,419
Common stock dividend                                                22,332,418
Net investment gain from
 collective trusts and
 mutual funds              4,719,726                   5,028,583     14,976 098
Net realized gain and
 unrealized appreciation,
 KeyCorp common stock                                               178,546,499
Net realized gain and
 unrealized appreciation,
 collective trusts and
 mutual funds              3,414,343                       3,139     38,740,210
                         ------------------------------------------------------
Total increases           15,694,034                  14,267,761    340,644,800

DECREASES
Participant withdrawls     8,261,965                  10,659,810     65,438,438
Interest expense                                                      5,359,774
Administrative and other
 expenses                     37,984                     110,172      1,383,935
                         ------------------------------------------------------
Total decreases            8,299,949                  10,769,982     72,182,147
                         ------------------------------------------------------
Changes in net assets      7,394,085                   3,497,779    268,462,653

Plan merger-KeyCorp       34,790,100                  67,979,239    259,157,233
Plan merger-State Homes      849,998                     820,695      3,367,443
Plan merger-First Citizens                                            1,938,584
Fund Merger               43,645,186   $(24,480,829)                          0

Interfund transfer in
 (out)                    (7,314,141)                 (3,415,971)             0
Net assets at beginning
 of period                         0     24,480,829   10,306,621    375,683,896
                         ------------------------------------------------------

NET ASSETS AT END OF
 PERIOD                  $79,365,228   $          0  $79,188,363   $908,609,809
                         ======================================================

See notes to financial statements.


                       KeyCorp 401(k) Savings Plan

         Statement of Changes in Net Assets Available for Benefits

         For the Period From December 31, 1993 to December 30, 1994

                        Corporation    Equity        Loan          Balanced
                        Stock Fund     Fund          Fund          Fund
                        ------------------------------------------------------
INCREASES
Contributions:
 Employer               $ 21,581,071
 Participants             10,154,149   $ 4,694,471   $   724,966   $ 1,668,475
                        ------------------------------------------------------
                          31,735,220     4,694,471       724,966     1,631,475

Interest on partic-
 ipant loans                                             956,886
Common stock dividends    16,010,012
Net investment gain from
 collective trusts and
 mutual funds                 95,565     1,130,093         1,817       182,742
Net realized gain and
 unrealized appreciation
 (depreciation),
 collective trusts and
 mutual funds                              (924,425)     232,528      (215,543)
                         ------------------------------------------------------
Total increases           47,840,797      4,900,139    1,916,197     1,598,674

DECREASES
Net realized gain and
 unrealized depreciation,
 collective trusts and
 mutual funds             61,367,257
Participant withdrawals   25,611,669      4,353,607    2,400,383       434,326
Interest expense           5,305,651
Administrative and other
 expenses                      4,826          2,780      732,360
                         ------------------------------------------------------
Total decreases           92,289,403      4,356,387    3,132,743       434,326
                         ------------------------------------------------------
Changes in net assets    (44,448,606)       543,752   (1,216,546)    1,164,348

Interfund transfer in
 (out)                     1,111,473     (2,653,938)    (568,322)      643,343
Net assets at beginning
 of period               301,745,519     46,411,391   35,199,661     2,964,371
                         ------------------------------------------------------

NET ASSETS AT END OF
 PERIOD                  $258,408,386    $44,301,205  $33,414,793    $4,772,062


                           Special Fixed   Money Market
                            Income Fund       Fund        Total
                           -------------------------------------------
INCREASES
Contributions:
 Employer                                                 $ 21,581,071
 Participants              $ 1,668,648     $ 1,099,333      19,973,042

Interest on partic-
 ipant loans                                                   956,886
Common stock dividends                                      16,010,012
Net investment gain from
 collective trusts and
 mutual funds                  95,832          451,210       1,957,259
Net realized gain and
 unrealized appreciation
 (depreciation), collective
 trusts and mutual funds    1,316,527               17         409,104
                          --------------------------------------------
Total increases             3,081,007        1,550,560      60,887,374

DECREASES
Net realized gain and
 unrealized depreciation,
 KeyCorp common stock                                       61,367,257
Participant withdrawals     3,178,273        1,584,616      37,562,874
Interest expense                                             5,305,651
Administrative and other
 expenses                                                      739,966
                          --------------------------------------------
Total decreases             3,178,273        1,584,616     104,975,748
                          --------------------------------------------
Changes in net assets         (97,266)         (34,056)    (44,088,374)

Interfund transfer
 in (out)                   1,012,080          455,364               0
Net assets at beginning
 of period                 23,566,015        9,885,313     419,772,270
                          --------------------------------------------

NET ASSETS AT END OF
 PERIOD                   $24,480,829      $10,306,621    $375,683,896
                          ============================================

See notes to financial statements.


                     KeyCorp 401(k) Savings Plan

                      Notes to Financial Statements

                For the Periods Ended December 31, 1995
                          and December 30, 1994


A. SIGNIFICANT ACCOUNTING PRINCIPLES

The accounting records of the KeyCorp 401(k) Savings Plan (the "Plan") are maintained on the accrual basis.

Investments are stated at aggregate fair value which is determined based on the closing price reported on the last business day of the Plan year as follows:

  KEYCORP COMMON STOCK

  Closing market price as quoted on the NYSE exchange as of December 31, 1995 and December 30, 1994.

  INSURANCE CONTRACTS

  At contract value which in the opinion of the management of the Plan represents fair value.

  COLLECTIVE TRUST FUNDS

  Market values of units held in collective trust funds are determined daily by the trustee of the funds.

  MUTUAL FUNDS

  Closing price as quoted per the Wall Street Journal as of December 31, 1995 and December 30, 1994.

The change in the difference between fair value and the cost of investments is reflected in the statements of changes in net assets available for benefits as a component of either (1) net realized gain and unrealized appreciation (depreciation), KeyCorp common stock, or (2) net realized gain and unrealized appreciation, collective trusts and mutual funds.

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sale of securities are based on the specific cost of investments sold.

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

                     KeyCorp 401(k) Savings Plan

A. SIGNIFICANT ACCOUNTING PRINCIPLES--CONTINUED

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Certain 1994 amounts have been reclassified to conform to current period presentation.

B. MERGERS

On March 1, 1994, KeyCorp ("old KeyCorp"), a financial services holding company headquartered in Albany, New York, merged into and with Society Corporation ("Society"), a financial services holding company headquarted in Cleveland, Ohio, which was the surviving corporation under the name KeyCorp (the "Employer").

The Plan was amended effective January 1, 1995, to provide for the merger of the KeyCorp Profit Sharing Plus Plan, with and into the Plan, and to change the name of the Plan to the "KeyCorp 401(k) Savings Plan". The following amendments are also effective January 1, 1995:


        * The Special Fixed Income Fund is eliminated as an investment option.

        * Participant eligibility was changed to a minimum of 1,000 hours in any 12 month period.

        * The number of Plan loans that a Participant may have outstanding at any time is increased from two to three.

        *  The Plan year end is changed from December 30 to December 31.

                          KeyCorp 401(k) Savings Plan

B. MERGERS--CONTINUED

In an agreement dated May 5, 1994, State Home Savings Bank, FSB entered into an Agreement and Plan of Merger with Society National Bank. In an agreement dated June 30, 1994, First Citizens Bancorp of Indiana entered into an Agreement and Plan of Merger with KeyCorp. As provided in the respective agreements, the State Home Saving Bank 401(k) Profit Sharing Plan and the Citizens Banking Company 401(k) Retirement Plan and Trust continued in effect until such date participants were provided the opportunity to participate in the benefit plans maintained by KeyCorp. All participants employed at the effective date of the respective mergers became fully vested in their account balances. Effective March 31, 1995, the State Home Savings Bank 401(k) Profit Sharing Plan and the Citizens Banking Company 401(k) Retirement Plan and Trust were merged into and with the KeyCorp 401(k) Savings Plan and all assets were transferred to the KeyCorp Plan.

C. DESCRIPTION OF THE PLAN

The following provides only general information regarding the Plan. Participants should refer to the Plan document or summary plan description for a more complete description of the Plan's provisions.

The Plan is a defined contribution plan which contains two primary features.
The portion of the Plan that is attributable to participant contributions is a profit sharing plan and the portion of the Plan that is attributable to Employer contributions is designed to be invested primarily in KeyCorp's common stock and constitutes an employee stock ownership plan ("ESOP").

Employees are eligible to participate in the Plan if they have completed 15 days of employment with KeyCorp.

Participants make contributions to the Plan by means of payroll deductions. Participants can elect to make contibutions (pre-tax) from 1% to 10% of their compensation. KeyCorp matches the contributions dollar for dollar up to a maximum of 6% of compensation. A minimum of 50% of the matching contribution is in the form of KeyCorp common stock. Matching contributions of KeyCorp common stock are made either by releasing shares from the Plan's ESOP feature or by purchasing in the open market.

                       KeyCorp 401(k) Savings Plan

C. DESCRIPTION OF THE PLAN--CONTINUED

In addition, KeyCorp may contribute to the Plan a profit sharing amount determined by the Board of Directors, which is to be allocated to participants at the end of the Plan year. A participant's voluntary contributions are currently limited to the maximum allowable amount under the Internal Revenue Code.

A participant's interest in Employer contributions is vested after completion of three full years of service. Forfeitures of a participant's account before the participant has become fully vested may be used to reduce Employer contributions, to pay amounts needed to correct errors, to resolve claims in respect to benefit payments, to offset administrative expenses of the Plan or to facilitate stock transactions required for Plan investment or distribution purposes.

Participants may withdraw amounts from their account subject to specific provisions of the Plan regarding which contribution amounts (Employee Pre-Tax Contributions, Employer Matching or Profit Sharing Contributions, etc.) are to be withdrawn.

Loans are available to participants based only on pre-tax contributions and a participant may have a maximum of three loans outstanding at one time. Upon termination, participants may receive a distribution of cash or stock from their Employee Stock Fund account and cash from all other accounts. Participants may leave their balance in the Plan if the balance is greater than $3,500. Upon retirement, the distribution of benefits to participants is made in either a lump sum payment or monthly cash installments at the participant's option. Distributions must begin by the year in which a participant reaches age 70-1/2.

The Employer has the right under the Plan to discontinue contributions at any time and terminate the Plan. In the event of termination of the Plan, the assets of the Plan will be distributed to the participants based on the amounts in their respective accounts.


D. INVESTMENTS

Key Trust Company of Ohio, N.A., a subsidiary of KeyCorp, serves as the trustee for certain assets of the Plan with the balance held in trust by Wachovia Bank of North Carolina, N.A. Financial information regarding the assets held by the Plan are included in the accompanying financial statements and in the table below based on information provided by the trustees.

                      KeyCorp 401(k) Savings Plan

Upon enrollment, participants direct all of their participant contributions for investment in one of several funds in 5% increments. Plan participants have the option to invest in the Corporation Stock Fund and/or a combination of four funds which hold collective investment trust funds and/or mutual funds: the Equity Fund, the Bond Fund, the Balanced Fund and the Money Market Fund.

All of the above mentioned collective investment trust funds and mutual funds are sponsored by affiliates of KeyCorp. The aggregate cost of investment sales in all of the above collective trust funds is the average cost per share or per unit at the time of the sale.

During the periods ended December 31, 1995 and December 30, 1994, the Plan's investments (including realized gains and losses on investments held for any portion of the Plan year) appreciated (depreciated) in fair market value $217,286,709 and ($60,958,153), respectively as follows:


                                         Net
                                    Appreciation
                                   (Depreciation)
                                         in
                                     Fair Value    Fair Value at
                                     During Year    End of Year
                                   -----------------------------
Year ended December 31, 1995:
Fair value as determined by quoted
market price:
Corporation Stock Fund              $178,546,499  $582,583,084
Equity Fund                           33,066,058   161,716,209
Bond Fund                              3,414,343    79,696,293
Balanced Fund                          2,256,670    27,192,066
Fair value as determined by trustee:
Loan Fund                                           32,834,046
Money Market Fund                          3,139    78,824,154
                                   -----------------------------
                                    $217,286,709  $962,845,852
                                   =============================

                      KeyCorp 401(k) Savings Plan

D. INVESTMENTS--CONTINUED


Year ended December 30, 1994:
Fair value as determined by quoted
market price:
Corporation Stock Fund              $(61,367,257) $320,306,884
Equity Fund                             (924,425)   44,286,169
Loan Fund                                232,528    33,413,007
Balanced Fund                           (215,543)    4,840,744
Fair value as determined by
trustee:
Special Fixed Income                   1,316,527    24,413,292
Money Market Fund                             17    10,256,070
                                   -----------------------------
                                    $(60,958,153) $437,516,166
                                   =============================




The fair value of investments that represent 5% or more of the Plan's net assets are as follows:

                                              1995         1994
                                          --------------------------
KeyCorp Common Stock                      $578,437,952  $319,904,850
Victory Value Stock Fund                   159,545,171    22,010,677
Victory Institutional Money Market Fund     81,020,818
Victory Limited Term Income Fund            78,155,363
Collective trusts of Key Trust Company of
 Ohio, N.A.:
  EB Reserve Fund                                         19,162,570
  EB Magic Fund                                           23,409,450


E. INCOME TAX STATUS

The Internal Revenue Service has ruled that effective April 2, 1996, the Plan, as amended, is qualified under Section 401(a) of the Internal Revenue Code and is, therefore, not subject to tax under present income tax laws.

Participants will not be subject to income tax for contributions made on their behalf by KeyCorp nor on any money earned by the Plan and credited to their account until the participants withdraw all or a portion of their accumulative balance.

                      KeyCorp 401(k) Savings Plan

F. EMPLOYEE STOCK OWNERSHIP PLAN

The Plan structure includes a leveraged ESOP. The Plan sponsor loaned the proceeds of funds borrowed from several institutional investors to the ESOP. These funds were used to purchase shares of KeyCorp's common stock. The ESOP debt is secured by KeyCorp common stock held by the ESOP trustee. The ESOP will repay the loans from KeyCorp using corporate contributions made to the Plan on behalf of participants and dividends on the common stock acquired with the loans. The amount of dividends received on ESOP shares used for debt service totaled approximately $4,800,000 and $4,400,000 for 1995 and 1994, respectively.

Except for the repayment schedule, the loans to the ESOP are subject to substantially similar terms as the borrowings from institutional investors. The loan agreement consisted of two separate loans, one bearing interest at 8.255%, due June 26, 1996, and the other at 8.404%, due in annual installments commencing July 14, 1997 through July 14, 2001, each subject to rate increases as described in the agreements.

The common stock of KeyCorp held by the ESOP was initially classified as unallocated by the Plan. Shares of common stock are allocated to participants as KeyCorp elects to make matching contributions from the ESOP. The allocation is made based on market value at the time of allocation.
The related carrying value is determined based on the original purchase price. During the periods ended December 31, 1995 and December 30, 1994, 635,892 and 189,440 shares of common stock, respectively, were reclassified to allocated. At December 31, 1995 and December 30, 1994, 1,941,671 and 2,577,563 shares of common stock, respectively, were classified as unallocated.

G. TRANSACTIONS WITH PARTIES-IN-INTEREST

During the periods ended December 31, 1995 and December 30, 1994, 1,772,267 and 1,567,549 shares of common stock of KeyCorp were purchased by the Plan for $55,740,915 and $76,271,890, respectively, and 1,130,459 and 591,300 shares of common stock of KeyCorp were sold by the Plan for $36,061,386 and $34,370,088, respectively.

                           KeyCorp 401(k) Savings Plan

                     Supplemental Schedule 27(a)--Schedule of
                            Assets Held for Investment

                               December 31, 1995

                            Number
                          of Shares/       Current
Description of Assets     Par Value         Value        Cost
- ------------------------------------------------------------------
CORPORATION STOCK FUND
KeyCorp common stock     15,956,909     $578,437,952  $323,682,686
DTF Short-Term Investment
 Fund                     3,457,588        3,457,588     3,457,588
Collective trust of Key
 Trust Comapny of Ohio,
 N.A.
  EB Money Market Fund      687,544          687,544       687,544
                                        --------------------------
Total Corporation Stock
 Fund                                    582,583,084   327,827,818

EQUITY FUND
Victory Institutional
 Money Market Fund        1,331,492        1,331,492     1,331,492
Victory Value Stock Fund 12,929,106      159,545,171   134,117,395
Collective trust of Key
 Trust Company of Ohio,
 N.A.
  EB Small Capitalization
  Value Liquidation Fund      7,560           77,687        74,330
Common stock:
 Stiefel Lab, Inc.              609          761,859        51,765
                                        --------------------------
Total Equity Fund                        161,716,209   135,574,982

LOAN FUND
Loans to participants   $32,834,046       32,834,046    32,834,046

BALANCED FUND
Victory Balanced Fund     2,347,159       26,757,617    24,956,250
Victory Institutional
 Money Market Fund          434,449          434,449       434,449
                                        --------------------------
Total Balanced Fund                       27,192,066    25,390,699


                          KeyCorp 401(k) Savings Plan

                     Supplemental Schedule 27(a)--Schedule of
                      Assets Held for Investment--Continued

                               December 31, 1995

                            Number
                          of Shares/       Current
Description of Assets     Par Value         Value        Cost
- ------------------------------------------------------------------
BOND FUND
Victory Limited Term
 Income Fund              7,662,291       78,155,363    75,623,790
Victory Institutional
 Money Market Fund          430,723          430,723       430,723
Loans to participants       110,207          110,207       110,207
Insurance company contract:
 Confederation Life
 Insurance Company, 9.4%,
 due April 16, 1995     $ 1,000,000        1,000,000     1,000,000
                                        --------------------------
                                          79,696,293    77,164,720

MONEY MARKET FUND
Victory Institutional
 Money Market Fund       78,824,154       78,824,154    78,824,154
                                        --------------------------
TOTAL ASSETS HELD FOR
 INVESTMENT                             $962,845,852  $677,616,419
                                        ==========================

                                    14

                       KeyCorp 401(k) Savings Plan

                   Schedule of Reportable Transactions

   Supplemental Schedule 27(d)--Transactions or Seies of Transactions in excess of 5% of the Current Value of Plan Assets

                      Period Ended Decemebr 31, 1995



                                         Purchase        Selling
   Description           Units            Price           Price
- --------------------------------------------------------------------
KEYCORP COMMON STOCK
143 purchases         1,772,267 shares   $55,740,915
196 sales             1,130,459 shares                   $36,061,386
  1 transfer in*      2,926,448 shares

COLLECTIVE TRUSTS OF
 KEY TRUST COMPANY OF
 OHIO, N.A.
  EB Money Market Fund
   83 purchases      81,331,001           81,331,001
  102 sales          91,499,301                           91,499,301
    1 transfer in*

  EB Magic Fund
    3 sales           2,313,658                           23,638,691

  EB Reserve Fund
    4 purchases           2,254             281,859
    4 sales             156,459                           19,650,414

VICTORY INSTITUTIONAL MONEY
 MARKET FUND
  301 purchases     244,221,572         244,221,572
  241 sales         163,200,753                          163,200,753

VICTORY LIMITED TERM INCOME
 FUND
   98 purchases       5,775,597          57,263,002
  241 sales           1,495,099                           15,169,203

VICTORY BALANCED FUND
  100 purchases       2,091,802          22,517,654
   46 sales             249,065                            2,788,541

VICTORY VALUE STOCK FUND
  107 purchases       7,680,022          82,120,364
   62 sales           1,274,200                           18,927,042




    Decsription         Cost of Assets     Net Gain
- -------------------------------------------------------
KEYCORP COMMON STOCK
143 purchases
196 sales               $ 22,416,853       $ 13,644,533
  1 transfer in*          73,161,200

COLLECTIVE TRUSTS OF
 KEY TRUST COMPANY OF
 OHIO, N.A.
  EB Money Market Fund
   83 purchases
  102 sales               91,499,301                  0
    1 transfer in*        68,022,929

  EB Magic Fund
    3 sales               23,155,680            483,011

  EB Reserve Fund
    4 purchases
    4 sales              15,873,711           3,776,703

VICTORY INSTITUTIONAL MONEY
 MARKET FUND
  301 purchases
  241 sales             163,200,753                   0

VICTORY LIMITED TERM INCOME
 FUND
   98 purchases
   65 sales              14,721,735             447,468

VICTORY BALANCED FUND
  100 purchases
   46 sales               2,524,561             263,980

VICTORY VALUE STOCK FUND
  107 purchases
   62 sales              12,918,658           6,008,384


                        KeyCorp 401(k) Savings Plan

                     Schedule of Reportable Transactions

      Supplemental Schedule 27(d)--Transactions or Series of Transactions in Excess of 5% of the Current Value of Plan Assets


                                     Purchase         Selling
   Description          Units         Price            Price
- -------------------------------------------------------------
DTF SHORT-TERM INVESTMENT
 FUND
  155 purchases     75,967,076     $ 75,967,075
  133 sales         72,693,678                   $ 72,693,678


   Description          Cost of Assets          Net Gain
- --------------------------------------------------------
DTF SHORT-TERM INVESTMENT
 FUND
  155 purchases
  133 sales            $ 72,693,678         $          0


The purchase price of securities acquired represented the fair value at the dates of the above transactions.

* Represents transfer from KeyCorp Profit Sharing Plus Plan upon merger into KeyCorp 401(k) Savings Plan.

